EXHIBIT 99.1

NEWS RELEASE

CTI Industries Corporation Reports

Results for Full Year and Fourth Quarter 2014

Record Sales; Profits Jump 37%

FOR IMMEDIATE RELEASE

March 26, 2015

LAKE BARRINGTON, IL, Thursday, March 26, 2015 -- CTI Industries Corporation (NASDAQ Capital Market), a manufacturer and marketer of novelty balloons, flexible packaging and storage products and printed and laminated films, today announced its full-year results of operations for 2014, as well as for the three months ended December 31, 2014.

•	Record Sales at almost $58 million.
•	Profits Jump 37% to $0.15 per share
•	Fourth Quarter Profit Up 471%
•	Gross Margins Up From 22.5% to 24.6%

Year-End Results

For the year ended December 31, 2014, consolidated net sales totaled $57,828,000, compared to consolidated net sales of $56,059,000 for the year ended December 31, 2013, an increase of 3.2%. Sales for 2014 were at an all-time record high for CTI. For the year, CTI achieved net income of $514,000 or $0.16 per share (basic) and $0.15 (diluted), compared to $376,000 or $0.12 per share (basic) and $0.11 (diluted) in 2013, an increase of over 36%.

Fourth Quarter Results

Consolidated net sales for the fourth quarter of 2014 were $15,180,000 compared to consolidated net sales of $15,200,000 for the fourth quarter of 2013. For the fourth quarter of 2014, CTI had net income of $382,000, $0.12 per share (basic) and $0.11 per share (diluted), compared to net income of $67,000 for the fourth quarter of 2013, $0.02 per share (basic and diluted).

Key Factors and Trends

In 2014, net sales rose to the highest level in CTI’s 39 year history, to almost $58 million as sales in both the vacuum sealer system and novelty lines continued to expand.

Net income increased both for the Year and the Fourth Quarter as margins increased and interest expense declined.

Gross margin levels increased from 22.5% in 2013 to 24.6% in 2014. This increase resulted from a decrease in our raw materials costs and increased sales of higher margin products.

About CTI: CTI Industries Corporation is one of the leading manufacturers and marketers of foil and latex balloons, develops, produces and markets vacuum sealing systems for household use and produces laminated and printed films for commercial uses. CTI markets its products throughout the United States and in a number of other countries.

Statements made in this release that are not historical facts are “forward-looking” statements (within the meaning of Section 21E of the Securities Exchange Act of 1934) that involve risks and uncertainties and are subject to change at any time. These “forward-looking” statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions. We have based these forward-looking statements on our current expectations and projections about future results. Although we believe that our opinions and expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements, and our actual results may differ substantially from statements made herein. More information on factors that could affect CTI’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

CONTACT:

Investor Relations

Stanley Brown, 847-620-1330

sbrown@ctiindustries.com

– FINANCIAL HIGHLIGHTS FOLLOW –

CTI Industries Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents (VIE $14,000 and $54,000, respectively)	$150,332	$666,616
Accounts receivable, (less allowance for doubtful
accounts of $230,000 and $217,000 respectively)	11,286,797	8,883,106
Inventories, net (VIE $699,000 and $390,000, respectively)	17,755,300	15,428,413
Net deferred income tax asset	718,694	931,245
Prepaid expenses and other current assets (VIE $68,000 and $79,000, respectively)	2,562,803	2,261,298
Total current assets	32,473,926	28,170,678

Total property, plant and equipment, net (VIE $557,000 and $670,000, respectively)	7,755,527	8,681,771

Total other assets (VIE $440,000 and $440,000, respectively)	2,817,457	2,219,051

TOTAL ASSETS	$43,046,910	$39,071,500

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities (VIE $742,000 and $493,000, respectively)	$20,929,377	$16,432,989
Total long-term liabilities, less current maturities (VIE $322,000 and $441,000, respectively)	9,310,164	9,874,386
Total Liabilities	30,239,541	26,307,375

Total CTI Industries Corporation stockholders' equity	12,880,171	12,655,890

Noncontrolling Interest	(72,802)	108,235

Total Equity	12,807,369	12,764,125

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$43,046,910	$39,071,500

CTI Industries Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

	Year ended December 31,		Three months ended December 31,
	2014	2013	2014	2013

Net sales	$57,828,200	$56,059,477	$15,179,684	$15,200,470
Cost of sales	43,623,666	43,446,618	11,243,139	11,341,234
Gross profit	14,204,534	12,612,859	3,936,545 #	3,859,236

Operating expenses:
General and administrative	7,231,243	6,564,355	1,732,408	2,002,032
Selling	3,041,937	2,224,551	708,414	775,654
Advertising and marketing	2,322,172	1,733,609	675,777	478,271

Total operating expenses	12,595,352	10,522,515	3,116,599	3,255,957

Income from operations	1,609,182	2,090,344	819,946	603,279

Other (expense) income:
Interest expense, net	(1,109,301)	(1,439,712)	(367,151)	(467,662)
Other	39,367	27,232	33,800	12,889

Total other expense	(1,069,934)	(1,412,480)	(333,351)	(454,773)

Income before income taxes and noncontrolling interest	539,248	677,864	486,595	148,507

Income tax expense	189,967	269,836	153,668	46,074

Net income	349,281	408,028	332,927	102,432

Less: Net (loss) income attributable to noncontrolling interest	(165,037)	32,519	(48,940)	35,601

Net income attributable to CTI Industries Corporation	$514,318	$375,509	$381,867	$66,831

Income applicable to common shares	$514,318	$375,509	$381,867	$66,831

Other Comprehensive (Loss) Income
Foreign currency adjustment	(647,711)	(81,919)	(95,697)	(201,813)
Comprehensive (loss) income attributable to CTI Industries Corporation	$(133,393)	$293,590	$286,170	$(134,982)

Basic income per common share	$0.16	$0.12	$0.12	$0.02

Diluted income per common share	$0.15	$0.11	$0.11	$0.02

Weighted average number of shares and
equivalent shares of common stock outstanding:
Basic	3,288,332	3,248,646	3,301,116	3,248,646

Diluted	3,439,427	3,404,804	3,448,406	3,407,288